Exhibit 5.2

355 Burrard Street, Suite 1900 Vancouver, British Columbia Canada V6C 2G8

Telephone: 604.682.7737
Facsimile: 604.682.7131
goodmans.ca
December 15, 2010
To: United States Securities and Exchange Commission
Dear Sirs and Mesdames:

Re:	IVANHOE MINES LTD. REGISTRATION STATEMENT ON FORM F-10.
Reference is made to the Registration Statement on Form F-10 (file no. 333-169984) filed by Ivanhoe Mines Ltd. with the United States Securities and Exchange Commission (the “Registration Statement”).
We hereby consent to the use of our name in the sections entitled “Enforceability of Civil Liabilities” and “Legal Matters” in the Registration Statement.
This letter is solely for your information in connection with the registration of the securities covered by the Form F-10 and is not to be referred to in whole or in part for any other purpose.
Yours truly,
“Goodmans”
GOODMANS